Exhibit 99.1

March 25, 2016
Dear ACCO Brands Shareholder:
I am pleased to report that, in fiscal year 2015, ACCO Brands Corporation delivered strong financial performance, despite customer consolidation, adverse currency pressures and an otherwise challenging international economy. We grew market share in the mass and e-tail channels, increased our operating margins, improved underlying earnings per share before the negative effects of currency translation, generated significant free cash flow, continued our share repurchase program and further reduced our leverage.
Net sales decreased 11% to $1.51 billion compared to $1.69 billion in the prior-year period. The decline was largely due to a $124 million reduction from foreign currency translation. On a constant currency basis, sales decreased 3% largely due to declines with one consolidating customer and lower sales in Brazil. Net income was $85.9 million, or $0.78 per share, compared to net income of $91.6 million, or $0.79 per share, in the prior-year period. The negative effects of foreign currency translation of $0.12 per share were mostly but not fully offset by productivity improvements, price increases and lower selling, general and administrative expenses.
Our North America business delivered solid performance in 2015, despite the effects from one consolidating customer which reduced our global sales by $38 million, mostly in North America. The results in our International segment were significantly impacted by the continued strengthening of the U.S. dollar. Foreign exchange reduced our International segment sales by $94 million. In local currency, Brazil declined mid-double digits and Europe had a small decline, but we grew sales in Australia, Asia-Pacific and Mexico for the year. Although Computer Products segment sales decreased, segment profitability improved as a result of the decision to exit commoditized tablet accessory products.
For 2016, our strategy will be consistent with the prior year. We will continue to manage our mature markets for profitable growth while offsetting some secular headwinds with continued market share gains, channel expansion and productivity improvements. We will continue to prudently invest in emerging markets. And we will continue to focus on generating strong cash flow, which we will use to pay down debt and for other shareholder-value creating opportunities such as share repurchase or acquisitions.
We appreciate your feedback and support as we continue to execute well against our strategy and deliver the results you expect as a shareholder.
Sincerely,

Boris Elisman
President and Chief Executive Officer

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